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                                                                       EXHIBIT 2




                                   [VSNL LOGO]

                                                                   Satish Ranade
                                                  ED (Legal) & Company Secretary

HQ/CS/CL.24B/10048
23 August 2003

Sir,

SUB: NEWS ITEM IN ECONOMIC TIMES DATED 23 AUGUST 2003

     This has reference to the news item that has appeared in the Economic Times, Mumbai dated 23 August, 2003 under the heading "VSNL faces class action in US from ADR holders", which states that: "VSNL is facing a class action suit in US courts from its ADR holders over the erosion of the value of their holdings. The value of the ADRs, say the suitors, has sharply eroded because of changes in the telecom policy that proposes to end VSNL's monopoly over international long distance calls generated by BSNL next year".

2. While there have been some indications that various classes of shareholders have been contemplating filing class action suits on the subject of adequate compensation for the premature termination of VSNL's ILD exclusivity, VSNL wishes to clarify that to its knowledge no such suits have been filed by ADR holders in the US courts as of date.

Thanking you,

                                                               Yours faithfully,
                                                For Videsh Sanchar Nigam Limited


                                                                   Satish Ranade





To: Stock exchanges as per List attached


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1)   Security Code 23624, The Stock Exchange, Mumbai, Corporate Relationship
     Department, 1st Floor, New Trading Ring, Rotunda Building, Phiroze Jee Jee Bhoy Towers, Dalal Street, Mumbai - 400 001. Fax No.(22) 2722061, 2721072.

2) The Secretary, Madras Stock Exchange Limited, Post Box No.183, 11, Second Line Beach, Chennai - 600 001. Fax No.(44) 524 48 97.

3) Security Code 32149, The Secretary, Calcutta Stock Exchange Assn. Ltd, 7, Lyons Range, Calcutta - 700 001. Fax No.(33) 220 25 14/28 37 24.

4) Security Code 22064, The Secretary, Delhi Stock Exchange Assn. Limited, 3/1, Asaf Ali Road, New Delhi - 110 002. Fax No.(11) 329 21 81.

5) Security Code 5251, The Asst. Manager (Listing), National Stock Exchange of India Limited, Capital Market - Listing, Exchange Plaza, Bandra Kurla Complex, Bandra (E), Mumbai - 400 051.Fax Nos. : (22) 6598237/38.

6) National Securities Depository Ltd., Trade World, 4th Floor, Kamala Mills Compound, Senapati Bapat Marg, Lower Parel, Mumbai - 400 013. Fax Nos. :
     497 29 93.

7) Mr. Anish Kumar, The Bank of New York, Express Towers, 13th Floor, Nariman Point, Mumbai - 400 021. Fax No.204 49 42.

8) Ms.Caroline Yap, Managing Director, International Client Services, New York Stock Exchange. No. :+1 2126565071

9) Mr. Hitendra Patil, Vice President (Operations) Central Depository Services (India) Limited Phiroze Jee Jee Bhoy Towers, Dalal Street, Mumbai - 400
     023. Fax : 267 3199.

10)  Mr. A.K. Gupta, DGM(FA), for SEC filing requirements, Fax 1195.